CERTIFICATE OF AMENDMENT

                                OF

                   CERTIFICATE OF INCORPORATION

                                OF

                  INLAND MINERAL RESOURCES CORP.

                     Dated:  April 22, 1969

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                     CERTIFICATE OF AMENDMENT

                                OF

                   CERTIFICATE OF INCORPORATION

                                OF

                  INLAND MINERAL RESOURCES CORP.


          INLAND MINERAL RESOURCES CORP. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          FIRST: That the Board of Directors of the Corporation at a meeting duly held, adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of said Corporation:

          RESOLVED, that the Certificate of Incorporation of this corporation be amended by amending the Article thereof numbered "FIRST" so that, as amended said Article shall be and read as follows:

          "The name of the corporation is Parker-Levitt Corporation."

          Resolved, that the Certificate of Incorporation of this corporation be amended by amending the Article thereof numbered "FOURTH" so that as amended said Article shall be and read as follows:

          "The total number of shares of stock which the corporation shall have authority to issue is twenty million (20,000,000), of which fifteen million (15,000,000) shares of the par value of one cent ($.01) each, amounting in the aggregate to One Hundred Fifty Thousand Dollars ($150,000), shall be Common Stock and of which five million (5,000,000) shares of the par value of one cent ($.01) each, amounting in the aggregate to Fifty Thousand Dollars ($50,000), shall be Preference Stock.

          The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Preference Stock are as follows:

          The shares of Preference Stock may be issued in series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other parties. All shares of Preference Stock shall be identical except as to relative rights, preferences and limitations below enumerated.

          Authority is hereby expressly granted the Board of Directors to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series, the number of shares to be included in such series, the voting rights, if any, the dividend rate per annum, the redemption price or prices, if any, and the terms and conditions of the redemption, any sinking-fund provisions for the redemption or purchase of the shares of the series, the terms and conditions on which the shares are convertible, if they are convertible, the rights of the shares upon dissolution or upon any distribution of the assets of the Corporation, and any other rights, preferences and limitations pertaining to such series.

          No shareholder of this Corporation shall have a preemptive right because of his shareholdings to have first offered to him any part of any of the presently authorized shares of any class of the Corporation, or any part of any stock of any class of this Corporation hereafter authorized or issued, optioned or sold, or any part of any debentures, bonds, notes or securities of this Corporation convertible into shares hereafter issued, optioned or sold by the Corporation. Thus, any and all of the shares of this Corporation which may be hereafter authorized may at any time be issued, optioned and contracted for sale and/or sold and disposed of by direction of the Board of Directors of this Corporation to such persons, and upon such terms and conditions as may to the Board of Directors seem proper and advisable, without first offering the said shares or securities or any part thereof to existing shareholders."

          SECOND: That said amendments have been approved and authorized by the vote of in excess of a majority of the holders of all the issued and outstanding stock of the Corporation entitled to vote at the annual meeting of stockholders of said Corporation.

         THIRD: That said amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That the capital of said Corporation will not be reduced under or by reason of said amendments.

          IN WITNESS WHEREOF, said INLAND MINERAL RESOURCES CORP. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Maurice Parker, its President, and Peter Spencer, its Assistant Secretary, this 22nd day of April 1960.

                         INLAND MINERAL RESOURCES CORP.


                             By/s/Maurice Parker
                              President


                              /s/Peter Spencer
                              Asst. Secretary

STATE OF NEW YORK     )
                      )  SS.:
COUNTY OF NEW YORK    )

     BE IT REMEMBERED, that on this 22nd day of April, 1969, personally came before me a Notary Public in and for the County and State aforesaid, Maurice Parker, President, and Peter Spencer, Assistant Secretary of of INLAND MINERAL RESOURCES COPR., a corporation of the State of Delaware, the corporation described in the foregoing certificate, known to me personally to be such, and they, the said Maurice Parker as such President and Peter Spencer as such Assistant Secretary, duly executed said certificate before me and acknowledged the said certificate to be their act and deed and the act and deed of said Corporation; that the signatures of said President and of the Assistant Secretary of said corporation to said foregoing certificate are in the handwriting of the said President and Assistant Secretary of said Corporation respectively; that the seal affixed to said certificate is the common or corporate seal of said Corporation; that the facts stated in the foregoing certificate are true; and that the act of sealing, executing, acknowledging and delivering said certificate was duly authorized by the Board of Directors and Stockholders of said Corporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year aforesaid.

                              /s/Erron Alan Burkhart